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Exhibit 21.1




                           SUBSIDIARIES OF THE COMPANY

                                                            State of
                      Name of Subsidiary                 Incorporation
            ----------------------------------------    -----------------

      1     Schlotzsky's Real Estate, Inc.                   Texas
      2     Schlotzsky's Restaurants, Inc.                   Texas
      3     Schlotzsky's Brands, Inc.                        Texas
      4     SGC Construction  Corporation                    Texas
      5     DFW Restaurant Transfer Corp.                    Texas
      6     56/th/ & 6/th/, Inc.                             Texas
      7     SREI Turnkey Development, L.L.C.                 Texas
      8     Schlotzsky's Brands I, L.L.C.                   Delaware
      9     Schlotzsky's Brand Products, L.P.                Texas
     10     RAD Acquisition Corp.                            Texas